EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION OF UMPQUA HOLDINGS CORPORATION

     These Restated Articles of Incorporation (“Articles”) of Umpqua Holdings Corporation (the “Corporation”) amend and supersede the Articles of Incorporation filed November 9, 1998 and all amendments thereto.

ARTICLE I NAME

The name of the corporation is Umpqua Holdings Corporation.

ARTICLE II PURPOSES AND POWERS

     The Corporation is organized to (i) act as a financial holding company and (ii) engage in any lawful activity for which a corporation may be organized under the Oregon Business Corporation Act. The Corporation will have all powers granted under the Oregon Business Corporation Act. All references to the Oregon Business Corporation Act shall include all amendments to that Act.

ARTICLE III

AUTHORIZED CAPITAL STOCK

     A.         Authorized Classes of Shares. The Corporation may issue 102,000,000 shares of stock divided into two classes as follows:

                 2,000,000 shares of preferred stock (“Preferred Stock”). The Preferred Stock may be further divided into one or more series of Preferred Stock. Each series of Preferred Stock will have the preferences, limitations and relative rights as may be set forth for such series either in these Articles or in an amendment to these Articles (“Preferred Stock Designation”). A Preferred Stock Designation may be adopted either by action of the Board of Directors of the Corporation pursuant to Section G of this Article III or by action of the shareholders of the Corporation; and

                  100,000,000 shares of common stock ("Common Stock").

     Except as may otherwise be provided in a Preferred Stock Designation, all shares of a class will have preferences, limitations and relative rights identical to those of all other shares of the same class. All shares of a series of Preferred Stock will have preferences, limitations and relative rights identical to those of all other shares of that series of Preferred Stock.

     B.          Voting Rights. The Corporation’s Capital Stock will have voting rights as follows:

                    1.     Common Stock Voting Rights. Subject to the voting rights, if any, of any Preferred Stock that may be outstanding, the outstanding shares of Common Stock will (a) each have one vote, (b) vote together as a single voting group and (c) together have unlimited voting rights.

                    2.     Preferred Stock Voting Rights. Except as otherwise provided by the Oregon Business Corporation Act or in a Preferred Stock Designation, each share of Preferred Stock will, on each matter which that series of Preferred Stock is entitled to vote, (a) either have (i) one vote if that series of Preferred Stock is not by its terms convertible into Common Stock, or (ii), if that series of Preferred Stock is convertible into Common Stock, one vote for each share of Common Stock into which that series of Preferred Stock may be converted as of the record date for the meeting at which the vote is to be taken, and (b) vote together with shares of the Common Stock as a single voting group.

              3.     Nonvoting Preferred Stock. Shares of any series of Preferred Stock which are designated as being “nonvoting” will nonetheless have such voting rights as are required by the Oregon Business Corporation Act.

             4.      Noncumulative Voting for Directors. The holders of shares of Common Stock and the holders of shares of any series of Preferred Stock which is entitled to vote with respect to the election of directors will not have the right to cumulate votes in the election of directors.

     C.           Dividends. Subject to any priority or participating rights of any Preferred Stock that may be outstanding, the holders of

Common Stock will be entitled to receive, out of any legally available assets of the Corporation, any dividends declared by the Board of Directors of the Corporation. Except as may otherwise be provided in a Preferred Stock Designation, the Board of Directors of the Corporation will have the sole authority and discretion to determine the time, amount and terms of payment for any dividend that may be declared. Nothing in these Articles will be construed as obligating the Board of Directors of the Corporation to declare a dividend at any time, even though the Corporation may have assets legally available to pay a dividend.

     D.           Redemption. Subject to any provision to the contrary contained in any Preferred Stock Designation, the Corporation may repurchase all or any of its outstanding shares of Common Stock or Preferred Stock even though the distribution made to effect that repurchase would cause the difference between the Corporation’s total assets and its total liabilities to be less than the amount that would be needed to satisfy the preferential liquidation rights of all outstanding shares of classes or series of a class with liquidation rights that are prior to those of the shares being repurchased if the Corporation were to be liquidated at the time of such repurchase.

     E.           Liquidation. In liquidating, dissolving or winding up the Corporation, the Board of Directors must first discharge or make adequate provision for discharging all liabilities of the Corporation. The remaining net assets of the Corporation shall be distributed to the holders of the Common Stock according to their respective share holdings, subject to the priority and participating rights of any Preferred Stock that may be outstanding.

     F.           No Preemptive Rights. No holder of any shares of Common Stock or Preferred Stock will be entitled to any preemptive right to purchase or subscribe for any new, unissued or treasury shares of the Corporation.

     G.           Preferences, Limitations and Relative Rights of Preferred Stock. The Board of Directors of the Corporation is expressly authorized to designate, from time to time by resolution duly adopted, the preferences, limitations and relative rights of one or more series of Preferred Stock. A Preferred Stock Designation by the Board of Directors may set forth, with respect to the shares of the series of Preferred Stock so designated, the following preferences, limitations and relative rights:

                 1. Voting. The voting rights of the shares of that series of Preferred Stock, including whether the shares have special, conditional or limited voting rights. Alternatively, the Preferred Stock Designation may include a statement to the effect that the shares of that series of Preferred Stock are “nonvoting” except to the extent voting rights are required by the Oregon Business Corporation Act.

                 2. Dividends. The dividend rate and preference, if any, of the shares of that series of Preferred Stock. The Preferred Stock Designation will also state (a) whether the dividend rights of shares of that series of Preferred Stock are cumulative, noncumulative or partially cumulative and (b) whether or not the shares of that series of Preferred Stock will participate in any dividends that may be declared with respect to the Common Stock.

                        3. Liquidations. The amount of the liquidation preference, if any, of the shares of that series of Preferred Stock.  The Preferred Stock Designation will also state whether or not and, if so, when the shares of that series of Preferred Stock will participate with the Common Stock in any liquidating distributions.

                 4. Redemption. Whether the shares of that series of Preferred Stock are redeemable at the option of the Corporation, at the option of the holder of the shares or another person or upon the occurrence of a designated event and whether the redemption price for the shares of that series of Preferred Stock will be a designated amount or determined by a designated formula or by reference to an extrinsic event or extrinsic data, whether the redemption price for the shares of such series of Preferred Stock will be paid in cash, indebtedness or other property. The Preferred Stock Designation will also state (a) the terms and conditions, if any, of any redemption, (b) the procedures for effecting any redemption and (c) whether or not and, if so, where and in what manner a sinking fund must be created by the Corporation for the purpose of funding any redemption.

                 5. Conversion. Whether the shares of that series of Preferred Stock are convertible at the option of the Corporation, at the option of the holder of the shares or another person or upon the occurrence of a designated event into other securities of the Corporation in a designated amount or in an amount determined by a designated formula or by reference to an extrinsic event or extrinsic data. The Preferred Stock Designation will also state the terms and conditions of the conversion, if any, and the procedures for effecting such a conversion.

                 6. Other Terms. Such other preferences, limitations and relative rights as the Board of Directors of the Corporation may determine.

     Every Preferred Stock Designation must identify that series of Preferred Stock in a manner that will distinguish that series from all other series of Preferred Stock and from the undesignated Preferred Stock. The Preferred Stock Designation must also set forth the number of shares to be included in that series. All shares of that series that are thereafter redeemed, converted, or, if so provided in the Preferred Stock Designation, remain unissued on a designated date or on the occurrence of an event will cease to be of that series and will automatically become undesignated Preferred Stock.

        Any Preferred Stock Designation adopted by the Board of Directors of the Corporation pursuant to this Section G of Article III will constitute articles of amendment to these Articles of Incorporation and will become effective, without shareholder action, upon filing as prescribed by the Oregon Business Corporation Act. No shares of Preferred Stock or of a series of Preferred Stock may be issued by the Corporation prior to the filing of articles of amendment determining the preferences, limitations and relative rights of such shares.

ARTICLE IV

REGISTERED AGENT AND OFFICE AND ADDRESS FOR NOTICES

     The Corporation shall continuously maintain a registered agent and registered office as required by the Oregon Business Corporation Act.

ARTICLE V BOARD OF DIRECTORS

     A.            Number of Directors. The number of directors of the Corporation will be not less than six (6) nor more than nineteen (19), with the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the whole board of directors. As used in these Articles, the term “whole board of directors” means the total number of directors that the Corporation would have if there were no vacancies on the board of directors.

     B.            Election of Directors. Each director shall be elected to serve a term of one year, with each director’s term to expire at the next annual meeting following the director’s election as a director. Notwithstanding the expiration of the term of a director, the director shall continue to hold office until his or her successor has been elected and qualified.

     A decrease in the number of directors will not have the effect of shortening the term of any incumbent director. At each annual meeting, the shareholders will elect directors by a plurality of the votes cast by the shares entitled to vote in the election.

     C.            Removal of Directors. Notwithstanding any other provision of these Articles , any director of the Corporation may be removed at any time with or without cause, and except as otherwise required by law, only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to elect such director, at a meeting of the shareholders called for that purpose, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director. If the director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director.

     D.            Vacancies. Any directors’ position to be filled by reason of a vacancy in the board of directors or a vacancy resulting from an increase in the number of directors shall be filled by the affirmative vote of the majority of all the directors remaining in office. Shareholders may not fill vacancies.

ARTICLE VI

LIMITATIONS ON LIABILITY OF DIRECTORS

     No director of the Corporation is personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for the following:

(a)	Any breach of the director’s duty of loyalty to the Corporation or its shareholders;

(b)	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)	Any distribution to shareholders that is unlawful under the Oregon Business Corporation Act or successor statute; or

(d)	Any transaction from which the director derived an improper personal benefit.

     This Article does not limit or eliminate the liability of a director for any act or omission occurring before the effective date of this Article.

     No amendment to or repeal of this Article may make any director of the Corporation personally liable to the Corporation or its shareholders for monetary damages for any act or omission as a director occurring before the effective date of that amendment or repeal.

     This Article is intended to limit the liability of any director of the Corporation to the greatest extent authorized under the Oregon Business Corporation Act. Any further limitation on the liability of directors authorized under any amendment to the Oregon Business Corporation Act is incorporated into this Article on the effective date of that amendment.

     Notwithstanding any other provisions of these Articles or the Bylaws of the Corporation, the provisions of this Article may not be amended or repealed and no provisions inconsistent herewith may be adopted by the corporation without the affirmative vote of 75% of all of the votes entitled to be cast on the matter.

ARTICLE VII INDEMNIFICATION

     A.            Non-Derivative Actions. Subject to the provisions of Sections C, E and F below, the Corporation shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, (including all appeals) (other than an action by or in the right of the Corporation) by reason of or arising from the fact that the person is or was a director or officer of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorney’s fees), judgments, fines, penalties, excise taxes assessed with respect to any employee benefit plan and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with such action, suit or proceeding if the person acted in good faith, did not engage in intentional misconduct, and, with respect to any criminal action or proceeding, did not know the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or, with respect to any criminal action or proceeding, that the person knew that the conduct was unlawful.

     B.            Derivative Actions. Subject to the provisions of Sections C, E and F below, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit (including all appeals) by or in the right of the Corporation to procure a judgment in its favor by reason of or arising from the fact that the person is or was a director or officer of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorneys’ fees) actually incurred by the person to be indemnified in connection with the defense or settlement of such action or suit if the person acted in good faith, provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for deliberate misconduct in the performance of that person’s duty to the Corporation, for any transaction in which the person received an improper personal benefit, for any breach of the duty of loyalty to the Corporation, or for any distribution to shareholders which is unlawful under the Oregon Business Corporation Act, or successor statute, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     C.            Determination of Right to Indemnification in Certain Cases. Subject to the provisions of Sections E and F below, indemnification under Sections A and B of this Article shall not be made by the Corporation unless it is expressly determined that indemnification of the person who is or was an officer or director, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections A or B. That determination may be made by any of the following:

                 (a) By the Board of Directors by majority vote of a quorum consisting of directors who are not or were not parties to the action, suit or proceeding;

                 (b) If a quorum cannot be obtained under paragraph (a) of this subsection, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time parties to the action, suit or proceeding (directors who are parties to the action, suit or proceeding may participate in designation of the committee);

                 (c) By special legal counsel selected by the Board of Directors or its committee in the manner prescribed in (a) or (b) or, if a quorum of the Board of Directors cannot be obtained under (a) and a committee cannot be designated under (b) the special legal counsel shall be selected by majority vote of the full Board of Directors, including directors who are parties to the action, suit or proceeding;

                 (d) If referred to them by Board of Directors of the Corporation by majority vote of a quorum (whether or not such quorum consists in whole or in part of directors who are parties to the action, suit or proceeding), by the shareholders; or

                        (e) By a court of competent jurisdiction.

     D.            Indemnification of Persons Other than Officers or Directors. Subject to the provisions of Section F, in the event any person not entitled to indemnification under Sections A and B of this Article was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of a type referred to in Sections A or B of this Article by reason of or arising from the fact that such person is or was an employee or agent (including an attorney) of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as an employee or agent (including an attorney) of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, the Board of Directors of the Corporation by a majority vote of a quorum (whether or not such quorum consists in whole or in part of directors who were parties to such action, suit or proceeding) or the stockholders of the Corporation by a majority vote of the outstanding shares upon referral to them by the Board of Directors of the Corporation by a majority vote of a quorum (whether or not such quorum consists in whole or in part of directors who were parties to such action, suit or proceeding) may, but shall not be required to, grant to such person a right of indemnification to the extent described in Sections A or B of this Article as if the person were acting in a capacity referred to therein, provided that such person meets the applicable standard of conduct set forth in such Sections. Furthermore, the Board of Directors may designate by resolution in advance of any action, suit or proceeding, those employees or agents (including attorneys) who shall have all rights of indemnification granted under Sections A and B of this Article.

     E.            Successful Defense. Notwithstanding any other provision of Sections A, B, C or D of this Article, but subject to the provisions of Section F, to the extent a director, officer, or employee is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections A, B or D of this Article, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith.

     F.            Condition Precedent to Indemnification Under Sections A, B, D or E. Any person who desires to receive the benefits otherwise conferred by Sections A, B, D or E of this Article shall promptly notify the Corporation that the person has been named a defendant to an action, suit or proceeding of a type referred to in Sections A, B, D, or E and intends to rely upon the right of indemnification described in Sections A, B, D or E of this Article. The notice shall be in writing and mailed, via registered or certified mail, return receipt requested, to the President of the Corporation at the executive offices of the Corporation or, in the event the notice is from the President, to the registered agent of the Corporation. Failure to give the notice required hereby shall entitle the Board of Directors of the Corporation by a majority vote of a quorum (consisting of directors who, insofar as indemnity of officers or directors is concerned, were not parties to such action, suit or proceeding, but who, insofar as indemnity of employees or agents is concerned, may or may not have been parties) or, if referred to them by the Board of Directors of the Corporation by a majority vote of a quorum (consisting of directors who, insofar as indemnity of officers or directors is concerned, were not parties to such action, suit or proceeding, but who, insofar as indemnity of employees or agents is concerned, may or may not have been parties), the stockholders of the Corporation by a majority of the votes entitled to be cast by holders of shares of the Corporation’s stock which have unlimited voting rights to make a determination that such a failure was prejudicial to the Corporation in the circumstances and that, therefore, the right to indemnification referred to in Sections A, B or D of this Article shall be denied in its entirety or reduced in amount.

     G.            Advances for Expenses. Expenses incurred by a person indemnified hereunder in defending a civil, criminal, administrative or investigative action, suit or proceeding (including all appeals) or threat thereof, may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such expenses if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation and a written affirmation of the person’s good faith belief that he or she has met the applicable standard of conduct. The undertaking must be a general personal obligation of the party receiving the advances but need not be secured and may be accepted without reference to financial ability to make repayment.

     H.            Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or one of its subsidiaries or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against and incurred by that person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify that person against such liability under the provisions of this Article or under the Oregon Business Corporation Act.

     I.            Purpose and Exclusivity. The indemnification referred to in the various Sections of this Article shall be deemed to be in addition to and not in lieu of any other rights to which those indemnified may be entitled under any statute, rule of law or equity, agreement, vote of the stockholders or Board of Directors or otherwise. The Corporation is authorized to enter into agreements of indemnification. The purpose of this Article is to augment the provisions of the Oregon Business Corporation Act dealing with indemnification.

     J.            Severability. If any of the provisions of this Article are found, in any action, suit or proceeding, to be invalid or ineffective, the validity and the effect of the remaining provisions shall not be affected.

     K.            Article Amendment or Repeal. Notwithstanding any other provisions of these Articles or the Bylaws of the Corporation, the provisions of this Article may not be amended or repealed and no provisions inconsistent herewith may be adopted by the corporation without the affirmative vote of 75% of all of the votes entitled to be cast on the matter.

ARTICLE VIII

CONSIDERATION OF OTHER CONSTITUENCIES

     When evaluating any offer of another party to make a tender or exchange offer for any equity security of the Corporation, or any proposal to merge or consolidate the Corporation with another corporation or financial institution, or to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, the directors of the Corporation may, in determining what they believe to be in the best interests of the Corporation, give due consideration to the social, legal and economic effects of such offer or proposal on employees, customers and suppliers of the Corporation and on the communities and geographical areas in which the Corporation and its subsidiaries operate, the economy of the state and the nation, the long-term as well as short-term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation, and other relevant factors.

     Notwithstanding any other provisions of these Articles or the Bylaws of the Corporation, the provisions of this Article may not be amended or repealed and no provisions inconsistent herewith may be adopted by the Corporation without the affirmative vote of 75% of all of the votes entitled to be cast on the matter.

ARTICLE IX

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

     There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 214,181.

           The following terms are used in this Article IX (including the Standard Provisions set forth below) as defined below:

            (a) "Common Stock" means the common stock, par value $0.00 per share, of the Corporation.

            (b) "Dividend Payment Date" means February 15, May 15, August 15 and November 15 of each year.

            (c) "Junior Stock" means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

            (d) "Liquidation Amount" means $1,000 per share of Designated Preferred Stock.

            (e) "Minimum Amount" means $53,545,250.

            (f) "Parity Stock" means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

            (g) "Signing Date" means November 7, 2008.

         Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

STANDARD PROVISIONS

     Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

     Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

     (a)          "Applicable Dividend Rate" means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

     (b)           "Appropriate Federal Banking Agency" means the "appropriate Federal banking agency" with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

     (c)           "Business Combination" means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

     (d)           "Business Day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

     (e)            "Bylaws" means the bylaws of the Corporation, as they may be amended from time to time.

     (f)           "Certificate of Designations" means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form part, as it may be amended from time to time.

     (g)            "Charter" means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

     (h)            "Dividend Period" has the meaning set forth in Section 3(a).

     (i)            "Dividend Record Date" has the meaning set forth in Section 3(a).

     (j)           "Liquidation Preference" has the meaning set forth in Section 4(a).

      (k)            "Original Issue Date" means the date on which shares of Designated Preferred Stock are first issued.

       (l)           "Preferred Director" has the meaning set forth in Section 7(b).

       (m)           "Preferred Stock" means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

       (n)           "Qualified Equity Offering" means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation's Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

         (o)           “Share Dilution Amount” has the meaning set forth in Section 3(b).

         (p)            "Standard Provisions" mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

         (q)            "Successor Preferred Stock" has the meaning set forth in Section 5(a).

       (r)            "Voting Parity Stock" means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

       Section 3. Dividends.

       (a)            Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a "Dividend Period", provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

     Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

     Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

     Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

     (b)         Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’

rights plan or any redemption or repurchase of rights pursuant to any stockholders' rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. "Share Dilution Amount" means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

     When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

     Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

        Section 4. Liquidation Rights.

     (a)         Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the "Liquidation Preference").

     (b)         Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

     (c)         Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

     (d)         Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

    Section 5. Redemption.

     (a)         Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

     Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the "Minimum Amount" as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the "Successor Preferred Stock") in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

     The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

     (b)         No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

     (c)         Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

     (d)         Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

     (e)         Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

     (f)         Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

     Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

    Section 7. Voting Rights.

     (a)         General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

     (b)         Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the "Preferred Directors" and each a "Preferred Director") to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

     (c)         Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

             (i)     Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

             (ii)     Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

             (iii)     Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

     (d)         Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

     (e)         Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

     Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

     Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

     Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

     Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.